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                                                                     EXHIBIT 3.1

                           ARTICLES OF INCORPORATION
                                      OF
                           UCB FINANCIAL GROUP, INC.


                                      1.

     The name of the Corporation is:  "UCB Financial Group, Inc.".

                                      2.

     The Corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.

                                      3.

     The object of the Corporation is pecuniary gain and profit, and the Corporation is formed for the purpose of becoming and operating as a bank holding company and engaging in such related and permissible activities in connection therewith as the Board of Directors may from time to time specify by resolution.

                                      4.

     The Corporation shall have authority to issue up to Ten Million (10,000,000) shares of common stock no par value (the "Common Stock").

                                      5.

     The initial registered office of the Corporation shall be at Miller & Martin LLP, 1275 Peachtree Street, N.E., Seventh Floor, Atlanta, Georgia 30309-3576. The initial registered agent of the Corporation at such address shall be
T. Kennerly Carroll, Jr.

                                      6.

     The mailing address of the initial principal office of the Corporation is 5660 New Northside Drive, Suite 200, Atlanta, Fulton County, Georgia 30328.

                                      7.

     The Board of Directors shall be divided into three (3) classes, Class I, Class II, and Class III which shall be as nearly equal in number as possible. Each director in Class I shall be elected to an initial term of one (1) year, each director in Class II shall be elected
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to an initial term of two (2) years, each director in Class III shall be elected to an initial term of three (3) years, and each director shall serve until the election and qualification of his or her successor or until his or her earlier resignation, death or removal from office. Upon the expiration of the initial terms of office of each Class of directors, the directors of each Class shall be elected for terms of three (3) years, to serve until the election and qualification of their successors or until their earlier resignation, death or removal from office.

                                      8.

     The initial Board of Directors of the Corporation shall consist of eight
(8) members. The members, their addresses and classes for purposes of Article 7 are follows:

Name, Residence
---------------
Address and Post Office
-----------------------
Address if any                           Class
--------------                           -----

Ronnie L. Austin                           I
34 Ponderosa Drive
Dallas, GA  30157

James R. Henderson                         I
14315 Creek Club Drive
Alpharetta, GA  30004

Richard D. Henderson                       I
4210 Wild Sonnet Trail
Norcross, GA  30092

Serguei Kouzmine                          II
45 Williamsburg Road
Evanston, IL  60203

Jeffrey R. Lake                           II
5055 Jekyll Road
Cumming, GA  30040

Karen D. Mashburn                         II
3195 Wolf Willow Close
Alpharetta, GA  30004

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Name, Residence
---------------
Address and Post Office
-----------------------
Address if any                           Class
--------------                           -----

Wayne V. Mitsch                           III
826 Lakeshore Drive
Berkeley Lake, GA  30096

Simon Shulov                              III
45 River Drive South
Jersey City, NJ  02310

                                      9.

     (a) A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages, for breach of any duty as a director, except for liability for:

          (i) any appropriation, in violation of his or her duties, of any business opportunity of the Corporation;

          (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

          (iii) the types of liability set forth in Section 14-2-832 of the Code; or

          (iv) any transaction from which the director derived an improper personal benefit.

     (b) Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                      10.

     Any action required by law or by the Bylaws of the Corporation to be taken at a meeting of the shareholders of the Corporation, and any action which may be taken at a meeting of the shareholders, may be taken without a meeting if a written consent, setting forth the action so taken, shall be signed by persons entitled to vote at a meeting those shares having sufficient voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted. Notice of such action without a meeting by less than unanimous written consent shall be given within ten (10) days after taking such

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action to those shareholders of record on the date when the written consent is first executed and whose shares were not represented on the written consent.

                                      11.

     The name and address of the incorporator of the Corporation is:

                             Ronnie L. Austin
                             34 Ponderosa Drive
                             Dallas, Georgia 30157

     IN WITNESS WHEREOF, the undersigned has caused these Articles of Incorporation to be executed this 22nd day of October, 2001.



                               /s/ T. Kennerly Carroll, Jr.
                              ----------------------------------------
                              T. Kennerly Carroll, Jr.
                              Attorney for the Incorporator

MILLER & MARTIN LLP
1275 Peachtree Street, N.E.
Seventh Floor
Atlanta, Georgia 30309-3576
(404) 962-6100

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